Exhibit 99.1

August 2, 2018

OncoMed Announces Second Quarter 2018 Financial Results and Operational Highlights

-Company prioritizes its navicixizumab resources in platinum-resistant ovarian cancer; prepares to share data in Q4 of 2018-

-Cash runway extended by an additional quarter to YE 2019-

REDWOOD CITY, Calif., August 2, 2018 (GLOBE NEWSWIRE) -- OncoMed Pharmaceuticals, Inc. (NASDAQ:OMED), a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics, today announced second quarter 2018 financial results and provided a corporate update. As of June 30, 2018, cash, cash equivalents, and short-term investments totaled $79.9 million.

"The first half of the year has been focused on effective execution in the development of our pipeline of oncology candidates, including navicixizumab, etigilimab (anti-TIGIT) and GITRL-Fc which are being investigated in ongoing clinical trials,” said John Lewicki, Ph.D., President and Chief Executive Officer of OncoMed. “These activities will culminate in important data announcements later this year. We are particularly encouraged by the potential of navicixizumab, our lead product candidate, in the treatment of late-stage ovarian cancer and look forward to sharing single-agent and chemotherapy combination data by the end of the year. We also plan to report first-in-human dose escalation Phase 1a data from our etigilimab program in the fourth quarter of 2018, while early clinical data from our GITRL-Fc program will likely be available in the first half of 2019.”

Pipeline Highlights

Navicixizumab (anti-DLL4/VEGF bispecific; OMP-305B83)

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An abstract summarizing interim Phase 1b clinical trial data of navicixizumab in combination with paclitaxel for the treatment of heavily pretreated, platinum-resistant ovarian cancer patients has been accepted as a poster presentation on October 20, 2018 at the European Society for Medical Oncology meeting in Munich, Germany. In addition, the company expects to publish the final results of the Phase 1a single-agent navicixizumab study in all-comers solid tumor patients, which included several late-stage ovarian cancer patients, by the end of 2018.
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The company has decided to prioritize navicixizumab development resources in platinum-resistant ovarian cancer, where it believes navicixizumab offers promise and potential as a meaningful therapeutic for patients who lack effective later-line therapeutic alternatives. Consequently, OncoMed has decided to discontinue enrollment of additional patients in its Phase 1b trial of navicixizumab in combination with FOLFIRI or FOLFOX in second-line colorectal cancer as it pursues expanded development in ovarian cancer. The Phase 1b ovarian cancer trial was recently expanded from 30 patients to enroll up to 60 patients.

Etigilimab (Anti-TIGIT; OMP-313M32)

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In the second quarter, OncoMed initiated the Phase 1b portion of the Phase 1a/b study of etigilimab in combination with anti-PD1 (nivolumab) in patients with advanced or metastatic solid tumors. The company also completed dose-escalation in the Phase 1a portion of the trial and is now enrolling patients in the single-agent expansion phase of this study. The company expects to report data from the Phase 1a dose-escalation portion of the trial, designed to assess safety and tolerability of escalating doses of etigilimab monotherapy, in the fourth quarter of 2018.

GITRL-Fc (OMP-336B11)

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Enrollment continues in the Phase 1a single-agent study of OncoMed’s wholly-owned GITRL-Fc in patients with advanced or metastatic solid tumors. GITRL-Fc is a fusion protein with an Fc-linked fully human trimer ligand and is designed to activate the co-stimulatory receptor GITR (glucocorticoid-induced tumor necrosis factor receptor-related protein) to enhance T-cell modulated immune responses. Data from the Phase 1a trial are expected to be presented in 2019.

Second Quarter 2018 Financial Results

Cash, cash equivalents and short-term investments totaled $79.9 million as of June 30, 2018, compared to $103.1 million as of December 31, 2017.

Revenues were $6.9 million for the second quarter of 2018, an increase of $0.7 million, compared to $6.2 million for the same period in 2017. The change in revenue was a result of the new revenue recognition standard adopted in the first quarter of 2018.

Research and development (R&D) expenses were $8.1 million for the second quarter of 2018, a decrease of $7.0 million, compared to $15.1 million for the same period in 2017.  The decrease in R&D expenses was due to decreases in clinical development costs and reduced headcount as a result of the restructuring actions in April 2017.

General and administrative (G&A) expenses were $3.7 million for the second quarter of 2018, a decrease of $0.4 million, compared to $4.1 million for the same period in 2017. The decrease in G&A expenses was primarily due to a decrease in personnel cost, including stock-based compensation.

Net loss was $4.0 million ($0.10 per share) for the second quarter of 2018, compared to $15.2 million ($0.40 per share) for the same period of 2017. The change in year-over-year net loss was primarily due to lower operating expenses in the second quarter of 2018.

2018 Financial Guidance

With resource reprioritization and additional cash management measures, OncoMed's current cash runway has been extended by one quarter and is now estimated to fund operations through at least the fourth quarter of 2019, without taking into account future potential milestone or opt-in payments from its partners. OncoMed estimates 2018 operating cash burn to be less than $55 million, before considering potential milestone or opt-in payments.

About OncoMed Pharmaceuticals
OncoMed Pharmaceuticals is a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics. OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer's growth, resistance, recurrence and metastasis. Navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83), etigilimab (anti-TIGIT, OMP-313M32), and rosmantuzumab (anti-RSPO3, OMP-131R10) are part of OncoMed's strategic alliance with Celgene Corporation.

OncoMed is independently developing GITRL-Fc (OMP-336B11), as well as continuing to pursue new drug discovery research. For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Forward Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, OncoMed’s intentions and expectations regarding the period of time during which cash will be available to fund OncoMed's operations; OncoMed's cash burn for 2018; navicixizumab’s promise and potential as a treatment for late-stage ovarian cancer; and the timing of the availability and reporting of data from OncoMed's clinical programs. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 9, 2018, OncoMed’s Quarterly Report on Form 10-Q filed with the SEC on August 2, 2018, and OncoMed's other current and periodic reports filed with the SEC.

Contacts:
Sylvia Wheeler
sylvia.wheeler@oncomed.com
650-995-8234

Alex Santos
asantos@wheelhouselsa.com

ONCOMED PHARMACEUTICALS, INC.
Condensed Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2018	2017	2018	2017

Total revenue:	$6,870	$6,195	$14,719	$12,408

Operating expenses:
Research and development	8,054	15,090	16,441	39,077
General and administrative	3,704	4,097	9,098	9,081
Restructuring charges	—	2,443	—	2,443
Total operating expenses	11,758	21,630	25,539	50,601
Loss from operations	(4,888)	(15,435)	(10,820)	(38,193)
Interest and other income, net	524	214	887	368
Loss before income taxes	(4,364)	(15,221)	(9,933)	(37,825)
Income tax provision (benefit)	(388)	4	(383)	8
Net loss	$(3,976)	$(15,225)	$(9,550)	$(37,833)
Net loss per common share, basic and diluted	$(0.10)	$(0.40)	$(0.25)	$(1.01)
Shares used to compute for net loss per common share, basic and diluted	38,389,626	37,623,751	38,316,914	37,448,342

ONCOMED PHARMACEUTICALS, INC.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2018	December 31, 2017

Cash, cash equivalents and short-term investments	$79,866	$103,091
Prepaid and other assets	6,043	7,231
Total assets	$85,909	$110,322

Deferred revenue	$30,796	$143,838
Other liabilities	11,138	15,087
Stockholders' equity (deficit)	43,975	(48,603)
Total liabilities and stockholders' equity (deficit)	$85,909	$110,322